EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

October 8, 2010

Dear Hatteras Ramius Advantage Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by Hatteras Ramius Advantage Fund (the “Fund”).  If you are not interested in having the Fund repurchase your shares or a portion of your shares (including fractions thereof) (“Shares”) valued as of December 31, 2010, please disregard this notice and take no action.

The tender offer period will begin on October 8, 2010 and will end at 12:00 midnight, Eastern Standard Time, on November 5, 2010, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares.  Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Shares or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than November 5, 2010.  If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to Hatteras Ramius Advantage Fund, c/o UMB Fund Services, Inc. at P.O. Box 1623, Milwaukee, Wisconsin 53201-1623, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 12:00 midnight, Eastern Standard Time, on November 5, 2010.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (800) 504-9070.

Sincerely,

Hatteras Ramius Advantage Fund